Exhibit 23.2

CONSENT OF HAM, LANGSTON & BREZINA, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 of North American Technologies Group, Inc. of our report dated March 20, 2006, with respect to the consolidated financial statements of North American Technologies Group, Inc. as of December 31, 2005, and for the year ended December 31, 2005.

HAM, LANGSTON & BREZINA LLP

Houston, Texas

November 16, 2006